Exhibit 99.1

FOR RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY ANNOUNCES THAT PURDUE PHARMACEUTICAL PRODUCTS L.P. AND

MUNDIPHARMA INTERNATIONAL CORPORATION LTD. EXERCISE RIGHTS TO

DEVELOP AND COMMERCIALIZE INFINITY’S FAAH PAIN PROGRAM

WORLDWIDE

– Encouraging Topline Data from Phase 1 Study of IPI-940 Reported –

– Decision Demonstrates Strength of Alliance and Underscores Complementary

Capabilities of the Partners –

Cambridge, MA – October 26, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that Purdue Pharmaceutical Products L.P. and its independent associated company, Mundipharma International Corporation Ltd., have exercised their right to assume worldwide development and commercialization activities for Infinity’s fatty acid amide hydrolase, or FAAH, program. The decision reflects progress made in the development of Infinity’s oral FAAH inhibitor, IPI-940. Data from the Phase 1 single-dose study showed IPI-940 demonstrated favorable pharmacokinetics and was generally well tolerated in healthy volunteers. Purdue is planning to initiate Phase 2 studies of IPI-940 in 2011.

The enzyme FAAH degrades anandamide, an endogenous cannabinoid that mediates the body’s own powerful analgesic and anti-inflammatory responses. IPI-940 blocks the action of FAAH, thereby increasing the therapeutic action of anandamide. As a novel inhibitor of FAAH, IPI-940 has potential application for the treatment of a broad range of painful conditions and inflammatory diseases.

“Purdue is a world leader in the development and commercialization of therapeutics for the treatment of pain, and we are pleased that they will be advancing IPI-940 through later-stage clinical development and into the marketplace,” stated Adelene Q. Perkins, president and chief executive officer of Infinity. “Purdue has been a wonderful partner. Working together, we will continue to leverage our complementary capabilities to bring important medicines to patients in pain and inflammatory diseases.”

“FAAH is a promising therapeutic target for a wide variety of pain and inflammatory conditions, and we look forward to advancing IPI-940 into Phase 2 clinical development,” stated John H.

Stewart, President and CEO of Purdue. “This program fits well within our comprehensive analgesic plan and is a valuable addition to our expanding drug pipeline.”

Phase 1 Single Dose Study of IPI-940

The Phase 1 randomized study of IPI-940 enrolled 48 healthy adult volunteers and assessed the pharmacokinetics, pharmacodynamics, safety and tolerability of IPI-940 following single oral administration at escalating dose levels. In the study, administration of IPI-940 resulted in marked FAAH inhibition and increased anandamide levels. In addition, IPI-940 was well tolerated, with no observed dose-limiting toxicities or clinically significant changes in clinical laboratory values, vital signs or electrocardiogram parameters. Additional Phase 1 development of IPI-940 is ongoing.

Financial Guidance

Infinity is completing certain development activities to enable Purdue to begin Phase 2 studies. As a result of reimbursement for activities associated with the transition of the FAAH program to Purdue, Infinity now anticipates a year-end cash and investments balance of $90-$100 million, revised from an earlier expectation of $85-95 million.

About FAAH and IPI-940

FAAH plays a role in the endocannabinoid system (ECS), which is made up of a group of enzymes and receptors shown to play an important role in modulating painful and inflammatory conditions affecting the central nervous system and the body as a whole. In response to painful stimuli or inflammation, the ECS is activated and endocannabinoids are produced. Many endocannabinoids are fatty acid amides (FAAs), which produce the body’s own powerful analgesic and anti-inflammatory responses. FAAH breaks down FAAs, rendering the beneficial effects of FAAs short-lived. It is believed that inhibition of FAAH may enable the body to bolster its own analgesic and anti-inflammatory response. IPI-940 blocks the action of FAAH, thereby increasing the duration of the analgesic effect of FAAs. As a novel inhibitor of FAAH, IPI-940 has potential application for the treatment of a broad range of painful conditions and inflammatory diseases.

About the Strategic Alliance with Purdue and Mundipharma

Infinity entered into a strategic alliance with Purdue and Mundipharma in 2008 to develop and commercialize pharmaceutical products. The alliance includes product candidates arising from Infinity’s Hedgehog pathway, FAAH, phosphoinositol-3-kinase and discovery programs. Under the terms of the alliance related to the FAAH program, Purdue and Mundipharma will continue to be responsible for fully funding the FAAH program and Infinity will be entitled to worldwide royalties on any successfully-developed products. In addition, Purdue and Mundipharma are funding all research and development costs of other programs within the strategic alliance. Infinity retains U.S. commercialization rights for these products and will receive royalties on any product sales outside the U.S.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway, fatty acid amide hydrolase and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the pursuit of later-stage clinical development and commercialization of IPI-940 by Purdue and Mundipharma, the potential applicability of FAAH inhibitors in pain and inflammatory diseases, the commencement of Phase 2 clinical studies of IPI-940 in 2011, the receipt of royalties by Infinity on sales of products arising from the strategic alliance, and year-end cash guidance. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. In particular, management’s expectations could be affected by risks and uncertainties relating to: efforts by Purdue and Mundipharma to continue developing IPI-940, which are outside of Infnity’s control; results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites; the ability to enroll patients in clinical trials of IPI-940; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2010. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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